Exhibit 99.2

TERM LOAN NOTE

FOR VALUE RECEIVED, the undersigned, SIEBERT FINANCIAL CORP., a New York corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of EAST WEST BANK, a California banking corporation (“Bank”) at its office located at 9300 Flair Drive, 6th Floor, El Monte, CA  91731, Attn: Loan Servicing Department, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount together with interest from the date of disbursement computed on the outstanding principal balance hereof as set forth in the Loan and Security Agreement dated by and between Bank and Borrower, as amended, restated, supplemented or otherwise modified from time to time, this (the “Loan Agreement”).  The Loan Agreement is incorporated herein by this reference in its entirety.  Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Loan Agreement.  As set forth in the Loan Agreement, the Term Loan Maturity Date of this Term Loan Note is the date that is four (4) years from the date hereof.

This Term Loan Note is one of the Term Loan Notes referred to in the Loan Agreement, and is entitled to the benefits of the Loan Agreement.  The Loan Agreement, among other things, contains provisions for the payment of principal, accrued interest thereon, acceleration of the Term Loan Maturity Date upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Term Loan Note upon the terms and conditions specified in the Loan Agreement.

Borrower further promises to pay interest on the unpaid principal amount outstanding from time to time from the date hereof until payment in full at the rate applicable to this Term Loan Note in accordance with the Loan Agreement.  Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.  Borrower further promises to pay the outstanding principal balance of this Term Loan Note in accordance with the Loan Agreement.

Borrower, for itself, its successors and assigns, hereby waives diligence, demand, presentment and protest, and notice of demand, presentment, protest and nonpayment.  Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrower, for itself, its successors and assigns, hereby waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights under the Loan Agreement.

Without limiting anything set forth in the Loan Agreement, if this Term Loan Note is not paid when due, whether on its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this Term Loan Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Bank on account of such collection or enforcement, whether or not suit is filed hereon.

This Term Loan Note shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Term Loan Note as of the date and year first above written.

SIEBERT FINANCIAL CORP.,
a New York corporation

By:
Name:
Title: